Exhibit 10.4

October 3, 2005

Matrix Service Company

10701 East Ute Street

Tulsa, Oklahoma 74116

Attention: George L. Austin

Re:	Proposed Investment by Tontine Capital Partners, L.P. (“Purchaser”)

Dear Les:

As you are aware, Purchaser has agreed to purchase 1,153,846 shares of common stock (the “Shares”) of Matrix Service Company (the “Company”) on the terms and conditions set forth in that certain Securities Purchase Agreement dated October 3, 2005 (the “Purchase Agreement”), among the Company, Purchaser and the additional signatories thereto. Capitalized terms used but not defined herein have the meanings set forth in the Purchase Agreement.

The Company represents and warrants to Purchaser that the Company’s Board of Directors has (i) approved the purchase of the Shares by Purchaser, including for purposes of rendering inapplicable the provisions of Section 203 of the Delaware Business Corporation Act, as amended, (ii) has approved the Amendment in the same form as Exhibit B to the Purchase Agreement with the effect that Purchaser shall not be deemed an Acquiring Person (as defined in the Rights Agreement), the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur and the Rights (as defined in the Rights Agreement) will not separate from the Common Stock of the Company, as a result of entering into the Purchase Agreement or consummating the transactions contemplated by the Purchase Agreement and providing further that Purchaser shall not be deemed to be an Acquiring Person under the Rights Agreement unless and until Purchaser (or is Affiliates or Associates) has acquired in excess of 25% of the then outstanding Common Stock of the Company, and (iii) has adopted resolutions in the form attached as Exhibit A to this letter agreement.

In connection with the foregoing and as a condition to Purchaser’s purchase of the Shares, Purchaser and the Company hereby agree as follows:

(a) Subject to paragraphs (b) and (c) below, the Purchaser agrees that until the earlier to occur of (A) the second anniversary of the Closing Date and (B) such time as Michael J. Hall no longer serves as either the Chief Executive Officer of the Company or as an active regular member of the Company’s board of directors, without the prior approval of the Company, the Purchaser will not, directly or indirectly, through its affiliates or associates or any other persons, or in concert with any person, (i) purchase or otherwise acquire beneficial ownership (as defined in Rule 13d-3 and Rule 13d-5 under the 1934 Act) that would result in the “Tontine Group” becoming an “Acquiring Person”, each as defined in the Rights Agreement as amended by the Amendment, (ii) enter into or publicly propose to enter into, directly or indirectly, any merger or other business combination, acquisition of assets or similar transaction or change of control involving the Company or any Subsidiary, (iii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote, or seek to advise or influence any person with respect to the voting of, any securities of the Company or any Subsidiary, (iv)

call, or seek to call, a meeting of the Company’s stockholders or initiate any stockholder proposal for action by stockholders of the Company, (v) bring any action or otherwise act to contest the validity of this letter agreement or seek a release of the restrictions contained herein, (vi) form, join or in any way participate in a “group” (within the meaning of Sections 13(d)(3) of the 1934 Act) with respect to any securities of the Company or any Company Subsidiary with any outside third party other than affiliates of Purchaser, (vii) seek the removal of any directors from the Board of Directors of the Company or a change in the size or composition of the Board of Directors (including, without limitation, voting for any directors not nominated by the Board of Directors), (viii) take, or solicit, propose to or agree with any other person to take, any similar actions designed to influence the management or control of the Company, (x) advise, assist or encourage any other persons in connection with any of the foregoing or (xi) make, or take any action that would reasonably be expected to cause, the Company to make a public announcement regarding any intention of the Purchaser to take an action that would be prohibited by the foregoing.

(b) Nothing in paragraph (a) shall (i) prohibit or restrict Purchaser from responding to any inquiries from any shareholders of the Company as to such person’s intention with respect to the voting of Common Stock beneficially owned by the Purchaser so long as such response is consistent with the terms of this Agreement, (ii) prohibit or restrict the Purchaser from participating in any process initiated by the Company with respect to the sale of any assets or securities of the Company or any Subsidiary, (iii) prohibit or restrict any agreement, arrangement, understanding, negotiation, discussion, disclosure or other action exclusively involving the Purchaser, its affiliates and any employee, officer or director thereof, (iv) prohibit or restrain any sale or other disposition by the Purchaser or of any affiliate of the Purchaser of any securities owned by them (or any proposals or discussions related thereto), or (v) prohibit or restrict Purchaser from exercising in its sole discretion its voting rights with respect to any of the Common Stock or other voting securities of the Company owned by Purchaser at any time (except as restricted in paragraph (a)(vii) above), provided that Purchaser will not exercise such voting rights to vote against the re-election of any member of the Company’s board of directors although Purchaser may abstain from voting on any such re-election.

(c) Purchaser acknowledges and agrees that it has no current intention to seek representation on the Company’s Board of Directors nor is it Purchaser’s historical practice to seek representation on the board of directors of companies in which Purchaser invests. Notwithstanding the foregoing or anything to the contrary in paragraph (a) above, however, the Company acknowledges and agrees that, at the written request of Purchaser made on or after the first anniversary of the date of this Agreement but prior to the termination of the restrictions set forth in paragraph (a) above, the Company will take all necessary steps to assist Purchaser in obtaining representation on the Company’s board in a reasonably expeditious time-frame, which may include (i) causing one or more of Purchaser’s representatives to be nominated for seats on the Company’s Board of Directors and to support their election at the next annual or special meeting of stockholders at which the election of directors will be considered, or (ii) increasing the number of Company directors and the appointment of Purchaser’s representatives to fill the vacancies created by such increase, provided that (x) the number of representatives requested by Purchaser shall not be higher in proportion to the total number of directors on the board (including Purchaser’s representatives as if elected) than the proportion that the number of shares of Common Stock then held by Purchaser bears to the total number of shares of Common Stock then outstanding, (y) Purchaser’s representatives must meet the qualifications for directors set forth in the charter for the Company’s Nominating and Corporate Governance Committee and the Company’s Corporate Governance Guidelines, in each case as determined in the reasonable discretion of the Company’s Nominating and Corporate Governance Committee, and (z) the Company’s Nominating and Corporate Governance Committee may, in their reasonable discretion require that one or more of Purchaser’s representatives must satisfy the then applicable standards for “director independence” set forth in the Nasdaq corporate governance rules, and any additional independence requirements included in the Company’s Corporate Governance Guidelines and board committee charters, in each case as determined in the reasonable discretion of the Nominating and Corporate Governance Committee. The Company acknowledges and agrees that the limitations set forth in subsections (x), (y) and (z) in the prior sentence shall not be applied in such a manner as to intentionally frustrate the purpose and intent of this paragraph (c) to allow Purchaser to designate representatives of its choosing to the Company’s Board of Directors. Notwithstanding the foregoing, even though made prior to the first anniversary of the date of this letter agreement, Purchaser may make a request for board representation to be considered at the Company’s 2006 annual meeting of stockholders, provided that the Company receives such notice at least 80 days prior to such meeting. Notwithstanding the provisions of this paragraph (c) or the provisions of paragraph (a) above, Purchaser may engage in the activities restricted under paragraph (a)(iii) and (iv) solely in connection with its efforts to cause its representatives to be elected to the Company’s Board of Directors.

If the foregoing represents your understanding of our agreements, please sign a copy of this letter in the space provided below and return it to my attention.

Sincerely,

/s/ Jeffrey L. Gendell

Jeffrey L. Gendell

Tontine Capital Partners, L.P.

Agreed as of the date set forth above:

Matrix Service Company

By:	/s/ George L. Austin
George L. Austin
Vice President

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